Exhibit 11


                          CASEY'S GENERAL STORES, INC.
                        Computation of Per Share Earnings
           (Dollars in Thousands, Except Share and Per Share Amounts)
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                                                         Three Months Ended
                                                              July 31,
                                                       1998            1997
                                                       ----            ----
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BASIC EARNINGS PER SHARE

Weighted average number of
   shares outstanding                                52,604,845      52,498,212
                                                     ----------      ----------

Net income                                          $    12,497          10,541
                                                     ----------      ----------
Basic earnings per common
 and common equivalent share                        $      .24              .20
                                                     ---------       ----------

DILUTIVE EARNINGS PER SHARE

Weighted average number of common and common equivalent shares:

    Weighted average number of
      shares outstanding                            52,604,845       52,498,212
    Shares applicable to
      stock options                                    347,715          123,810
                                                    ----------       ----------
                                                    52,952,560       52,622,022
                                                    ----------       ----------
Net Income                                         $    12,497           10,541
                                                    ----------       ----------
Dilutive earnings per common
  and common equivalent share                      $       .24             .20
                                                    ----------       ----------



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